Exhibit 10.3

PRODUCT SUPPLIER AGREEMENT

between

340B Prime Vendor Program

and

EarlyDETECT Inc.

340B PRIME VENDOR PROGRAM

PRODUCT SUPPLIER AGREEMENT

THIS PRODUCT SUPPLIER AGREEMENT (this "Agreement") is made and entered effective the    3     day of     January    2007 (the "Effective Date"), by and between HealthCare Purchasing Partners International, LLC, (herein referred to as "HPPI"), a Delaware corporation. having a principal place of business at 125 E. John Carpenter Freeway, Irving, Texas 75062. on behalf of the 340B Prime Vendor Program, (herein referred to as 340B PVP) that is managed by HPPI, and Ear1yDETECT Inc, a Nevada Corporation ("Supplier"). HPPI and Supplier are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, 340B PVP is engaged in providing purchasing opportunities with respect to high quality products and services to health care providers (each a "Participant" and collectively, the "Participants") registered as active "Covered Entities" through Health Resources & Services Administration's Office of Pharmacy Affairs 340B Drug Pricing Program, and entitled to participate in the 340B Prime Vendor Program. WHEREAS, a list of Participants is maintained by HPPI in an electronic database (the "HPPI Database");

WHEREAS, a list of Participants is maintained by the 340B PVP in an electronic database (the "340B PVP Participant Database");

WHEREAS, Supplier is the manufacturer and/or supplier (as appropriate) of the products and services listed on Exhibit A hereto (collectively, the "Products"); the provider of related installation, training and maintenance services for the Products; and the provider of any specifications attached hereto as Exhibit B ("Non-Price Specifications");

WHEREAS, HPPI and Supplier wish for Supplier to make the Products available for purchase by Participants directly from Supplier at the prices contained in Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, HPPI and Supplier agree as follows:

1.
Exclusive Agent; Limited Liability.  In entering into this Agreement, HPPI is acting as an agent for the Participants and shall not be responsible or liable for the actions, inactions, or obligations of any Participant, including, but not limited to, the breach of any purchasing commitment or the failure to pay for any Products.

2.
Authorized Distributors.  HPPI has entered into arrangements with certain distributors ("Authorized Distributors") that have agreed to distribute the Products to Participating Covered Entities. A current listing of Authorized Distributors is maintained by HPPI in the HPPI Database. A distributor will become an "Authorized Distributor" for purposes of this Agreement at the time HPPI adds the distributor to the HPPI Database and will cease to be an "Authorized Distributor" for such purposes at the time HPPI deletes the distributor from the HPPI Database. Any limitations on the scope of an Authorized Distributor's authority will also be set forth in the HPPI Database. By reason of requirements of law, regulation or internal policy of certain Participating Covered Entities, from time to time HPPI may identify historically underutilized businesses (HUBS) as Authorized Distributors.

3.	Basic Terms.

In General.  By executing this Agreement, HPPI and Supplier agree that Supplier will make the Products available for purchase by the Participants directly from Supplier at the prices contained in Exhibit A, for the Initial Term and any Renewal Terms (as defined herein). Unless otherwise stated, all Products shall be new.

Purchasing Commitments.  This Agreement shall not constitute a commitment by any Participant (or other person) to purchase any of the Products from or through Supplier. Supplier shall not require any Participant to purchase any specific quantity (other than the smallest available unit) or combination of Products, or impose any other purchasing commitment on a Participant as a condition to the Participant's purchase of any Products pursuant to this Agreement.

Participant Access to Agreement.  Supplier shall not restrict any Participant's ability to purchase any of the Products from or through Supplier pursuant to this Agreement based on such Participant's primary group purchasing organization designation.

Performance Reviews.  Representatives of the parties shall meet on a quarterly basis in person or by phone to review each party's performance durin[g], the past quarter, and to discuss objectives and plans for the upcoming quarter.

4.	Term and Termination.

A.  Term. This Agreement shall have an initial term of three (3) years, beginnin[g], on the Effective Date (the "Initial Term"). In HPPI's sole discretion, the Initial Term may be renewed for up to two (2) additional one-year terms (each, a "Renewal Term"). In the event that HPPI opts to renew the Initial Term, then the Parties shall execute a written agreement to that effect. The Initial Term and any Renewal Terms are referred to collectively herein as the "Term."

B.  Termination. Except as otherwise specifically provided herein, either Party may terminate this Agreement at any time for any reason whatsoever by delivering not less than ninety (90) days' prior written notice thereof to the other Party. In addition, either Party may terminate this Agreement immediately by delivering written notice thereof to the other Party upon the occurrence of either of the following events:

(1)  The other party breaches this Agreement and does not cure such breach within thirty (30) days of receiving notice of such breach; provided, however, that no cure period shall be permitted for Supplier's breach of its financial obligations hereunder or breach of any Legal Requirement (as defined herein); or

(2)  The other Party becomes bankrupt or insolvent, makes an unauthorized assignment, goes into liquidation, has proceedings initiated against it for the purpose of seeking a receiving order or winding up order, or applies to the courts for protection from its creditors.

C.  Non-Payment or Insolvency of a Participant.  In the event that a Participant fails to pay Supplier for Products, becomes bankrupt or insolvent, makes an assignment for the benefit of creditors or goes into liquidation, or if proceedings are initiated for the purpose of having a receiving order or winding up order made against a Participant, or if a Participant applies to the courts for protection from its creditors, then this Agreement shall not terminate, but Supplier shall have the right, upon prior written notice to HPPI and the Participant, to discontinue the sale of Products to that Participant.

5.	Product Supply.

A.  Delivery and Invoicing.  On and after the Effective Date, Supplier agrees to promptly deliver Products ordered by Participants to Participants, FOB destination, and shall direct its invoices to the ordering organization in accordance with this Agreement. Payment terms are 2%-30. Net 31 days. Supplier agrees to ship FOB destination/bill third party via the carrier of the relevant Participant's choice when Products are shipped directly to that Participant and the Participant is absorbing the charges for transporting the Products. In that event, Supplier agrees to enter the Participant purchase order number in the customer reference field of the carrier bill of lading.

B.  Return or Recall of Products.  Any Participant, in addition to and not in limitation of any other rights and remedies, shall have the right to return Products to Supplier, in accordance with Supplier's return goods policy attached hereto as Exhibit C and as agreed to by HPPI. In addition, Supplier shall reimburse Participants for any cost associated with any Product corrective action, withdrawal or recall requested by Supplier or required by any governmental entity including all reasonable costs in excess of the prices contained in Exhibit A plus any other damages which Participants may incur. In the event a product recall or a court action impacting supply occurs, Supplier shall notify HPPI in writing within twenty-four (24) hours of any such recall or action. Supplier's obligations in this Subsection shall survive the expiration or earlier termination of this Agreement.

C.  Pricing; Notification of Changes in Pricing Terms.  Prices contained in Exhibit A of this Agreement will remain firm for the Initial Term but may be subject to reduction due to market conditions. Prices contained in Exhibit A will remain firm for any Renewal Terms unless noted otherwise but may be subject to reduction due to market conditions. Supplier shall provide not less than thirty (30) days' prior written notice to HPPI of any change in pricing terms (such as list prices, discounts or pricing tiers or schedules), provided such change is permitted or required by this Agreement.

6.
Product Quality.  Supplier warrants the Products against defects in material, workmanship, design and manufacturing. Supplier shall make all necessary arrangements to assign such warranty to the Participants. Supplier further represents and warrants that the Products shall conform to the specifications, drawings and samples furnished by Supplier or contained in the Non-Price Specifications and shall be safe for their intended use. If any Products are defective and a claim is made by a Participant or an Authorized Distributor on account of such defect, Supplier shall, at the option of the Participant or the Authorized Distributor, either replace the defective Products or credit the Participant or the Authorized Distributor. Supplier shall bear all costs of returning and replacing the defective Products, as well as all risk of loss or damage to the defective Products from and after the time they leave the physical possession of the Participant or the Authorized Distributor. The warranties contained in this Subsection shall survive any inspection, delivery, acceptance or payment by a Participant or an Authorized Distributor. In addition, if there is at any time widespread failure of the Products, the Participant or the Authorized Distributor may return all said Products for credit or replacement, at its option. This Subsection and the obligations contained herein shall survive the expiration or earlier termination of this Agreement. The remedies set forth in this Subsection are in addition to, and not a limitation on, any other rights or remedies that may be available against Supplier.

7.	New Technology.

A.  During the Term, Supplier shall disclose to HPPI new technology developed by Supplier that provides the same function as the Products. Upon introduction of the new technology by Supplier, each Participant shall have the option of exchanging any Product purchased hereunder for the new technology, upon the terms and conditions set forth in Supplier's return policy or other applicable policy, attached hereto as Exhibit C. In the event Supplier fails to provide such option to Participants, (a) HPPI shall have the right to discontinue the offering of any or all of the Products that have been superceded by such new technology providing the same function as the Products, or (b) HPPI may elect at its discretion to negotiate or contract with one or more additional suppliers of similar new technology. Participant pricing will not be adversely affected if Participant chooses to purchase new technology through a HPPI agreement with another supplier.

B.  If at any time during the Term, new technology for a Product becomes available from any source that provides incremental patient care benefits and/or incremental safety benefits over technology currently available under this Agreement, HPPI shall provide written notice of such information to Supplier and may elect to negotiate or contract with a supplier of such new technology, or terminate the Agreement and re-bid the category so Participants have access to such new technology at all times. Such action shall not constitute a breach of this Agreement by HPPI.

8.
Reports and Other Information Requirements.  Supplier shall provide to HPPI by the fifteenth (15th) day of each month for the preceding month during the Term ("Reporting Month"), a report in the form attached hereto as Exhibit D, and containing content reasonably satisfactory to HPPI ("Net Sales Report). If no transactions occur within a relevant reporting period, a report stating that 'no transactions occurred' is required. The Report shall contain basic elements such as the HIN Number (health industry number), if applicable, and/or DEA number, 340B ID Number, Prime Vendor Number (MID number), full name, street address, city, state, and zip code. The Report shall also contain for each month, a list of all contract products containing the product name, NDC number, units sold, Fee percentage, net sales, the fee paid for that product, and such additional information as HPPI may reasonably request from time to time. Failure to provide this report when due is a material breach of this Agreement.

9.	Administrative Fees.

A.  Calculation.  Supplier shall pay HPPI fees ("Administrative Fees") equal to 3 percent (3%) of all Net Sales (as defined herein) of the Products sold by Supplier to Participants under and as part of this Agreement. For purposes of this Section, a Net Sale will be deemed to be "under and as part of this Agreement" regardless of whether the pricing or terms of the Net Sale are those set forth in this Agreement or are pursuant to a formal or informal arrangement entered into between Supplier and Participant directly. The Net Sale of such Products shall mean invoiced sales based on the purchase price, net of returns, allowances, credits, rebates, taxes, and freight. The "Agreed Percentage" will be defined in the Non-Price Specifications, Exhibit B.

B.  Payment.  If Supplier elects to pay Administrative Fees via hard copy check, the Administrative Fees shall be due no later than the thirtieth day proceeding each calendar quarter. On or before that day, Supplier shall remit to HPPI the quarterly Administrative Fees for the prior quarter's purchases. If Supplier elects to pay Administrative Fees via Electronic Funds Transfer ("EFT"), then the Administrative Fees shall be due no later than the twentieth day proceeding each calendar quarter. On or before that day, Supplier shall remit to HPPI the quarterly Administrative Fees for the prior quarter's purchases.

Administrative Fee hard copy checks must be made payable to HPPI, LLC and sent to:

If Sent By First Class Mail:

HPPI, LLC.
75 Remittance Dr., Suite 1420
Chicago, IL 60675-1420

If Sent Via Courier (e.g., Federal Express, United Parcel Service, Messenger):

The Northern Trust Company
Attn : HPPI, LLC., LockBox Number 1420
350 North Orleans Street
Receipt & Dispatch 8th Floor
Chicago, IL 60654-1855

Telephone Number: (312) 444-3576. The air bill must list the bank's telephone number, as recipient at this location. Supplier's telephone number, as the sender, must also be included.

IMPORTANT REMINDER: ALL checks for Fees should be made payable to HPPI, LLC, regardless of whether they are sent first-class mail or by courier. Under no circumstances should checks be made payable to The Northern Trust Company.

Account information for Administrative Fee wire transfers is as follows:

Bank Name: The Northern Trust Company, Chicago, IL
Bank Address: 75 Remittance Drive
Chicago, IL 60675
Routing No: 071 000 152
Account Name: HPPI LLC
Account Number: 86665

C.  Payment Penalties.  If payment of Administrative Fees is not received on the date such Administrative Fees are due, any amounts past due shall be subject to a late charge in the amount of the lesser of one and one-half percent (1.5%) interest per month or the maximum rate allowed by law. In the event that HPPI and/or Supplier discovers that certain sales of Products were not properly reported to HPPI in accordance with this Agreement, Supplier shall pay the Administrative Fees related to those sales within fifteen (15) days of discovering the error in reporting, together with a late charge in the amount of the lesser of one and one-half percent (1.5%) interest per month or the maximum rate allowed by law, calculated from the date the sales should have been reported to HPPI.

10.	Market Competitive Pricing and Terms.

A.  Pricing.  Supplier shall lower prices contained in Exhibit A or increase any discount applicable to the purchase of the Products as necessary to assure 340B sub-ceiling pricing, and, in addition, Supplier agrees to lower the prices contained in Exhibit A or increase any discount applicable to the purchase of the Products for Participants in the event Supplier offers a lower price to any competitor of such Participant or group of Participants.

B.  Non-Price Terms.  Supplier shall improve non-price terms, such as quality, technology or other non-price financial value as necessary to assure market competitiveness, and, in addition, Supplier agrees to adjust non-price terms for Participants in the event Supplier offers more favorable non-price terms to any competitor of such Participants.

C.  Response Duration.  If at any time during the Term, HPPI receives information from any source that indicates Supplier's pricing or non-price terms are not market competitive, HPPI may provide written notice of such information to Supplier, and Supplier shall within ten (10) business days for all other Products, advise HPPI in writing of all adjustments necessary to assure market competitiveness. Such adjustments will become effective no later than ten (10) days after Supplier's written notice.

D.  Lowest Prices.  The prices charged for each product and service sold under this Agreement during its term shall be no greater than the lowest price charged by Company to its other customers under similar terms, conditions, and aggregate purchase volumes. Company will promptly provide HPPI with written notice of any applicable comparable lower prices available from Company, and this Agreement shall be automatically amended to include such lower pricing.

11.
Minority, Women or Veteran Owned Business Enterprises.  HPPI may be required by law, regulation and/or internal policy to do business with certain minority or women owned businesses ("MWBEs"). Supplier shall assist HPPI in meeting these requirements by complying with all HPPI policies and programs with respect to such businesses. HPPI, in its discretion, may make an award or negotiate another agreement with a MWBE in addition to any sole, multi-source, or negotiated contract. Pricing will not be adversely affected if HPPI adds a MWBE supplier to the product category.

12.	Information to Participants and Authorized Distributors.

A.  Participant Notification.  Within thirty (30) days following the Effective Date, HPPI shall deliver a summary of this Agreement to each Participant. Such information may be furnished, as appropriate, through the use of direct mail and/or electronic mail and regional and national meetings and conferences. As appropriate, HPPI shall involve Supplier in these activities by inviting Supplier to participate in meetings and other activities with Participants. At the request of Supplier from time to time, and in HPPI's sole discretion, HPPI also shall deliver to each Participant reasonable and appropriate amounts and types of materials supplied by Supplier to HPPI that relate to the purchase of Products.

B.  List of Participants for Supplier.  On the Effective Date, HPPI shall assign Supplier a code/password to access the HPPI membership list on its secured website or shall provide a list of HPPI Participants to Supplier. This membership information shall be considered "Confidential Information" of HPPI and is subject to the non-disclosure requirements set forth in Section 16 of this Agreement.

C.  HPPI Support Activities.  HPPI shall engage in administrative and support activities, including but not limited to including Supplier on HPPI's list of authorized suppliers, publicizing the availability of this Agreement and distributing Product and /or Service information. HPPI agrees to promote the Products and/or Services as outlined in a mutually agreed upon plan that will be developed in conjunction with Supplier within sixty (60) days after the Effective Date of this Agreement.

13.	Compliance With Law and Government Program Participation.

A.  Compliance With Law.  Each Party represents and warrants that to the best of its knowledge, after due inquiry, it is, and for the Term shall be, in compliance with all federal and state statutes, laws, ordinances and regulations that are material to the operation of its business and the conduct of its affairs ("Legal Requirements"), including, but not limited to, Legal Requirements pertaining to the safety of the Products, occupational health and safety, environmental protection, nondiscrimination, antitrust, health care regulatory, and equal employment opportunity.

B.  Notification of Claims.  During the Term, Supplier shall promptly notify HPPI of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against it that assert, in whole or in part, that Supplier is in noncompliance with any Legal Requirement.

D.  Government Program Participation.  Each Party represents and warrants that it is not (1) excluded from participating in any "Federal health care program" as that phrase is defined in 42 U.S.C. § 1320a-7b(f) ("Excluded"), or (2) debarred, suspended, declared ineligible, or voluntarily excluded by any Federal department or agency (collectively, "Debarred"). In the event that a Party, during the Term of this Agreement, is Excluded or Debarred, that Party (the "Excluded Party") shall notify the other Party (the "Non-Excluded Party") in writing within three (3) days after such event. Upon the occurrence of such event, whether or not notice is given to the Non-Excluded Party, the Non-Excluded Party may terminate this Agreement immediately upon written notice to the Excluded Party.

D.  HPPI Participant Discount Reporting.  With respect to any price reduction (e.g., discount, rebate, credit or any other form of remuneration) that is provided by Supplier to any HPPI Participant, Supplier agrees that it shall (1) fully and accurately report such price reduction on the invoices or statements it furnishes to the HPPI Participant, (2) inform the HPPI Participant in a manner reasonably calculated to give notice to the HPPI Participant of its obligations to report (and provide information about) such price reduction to the appropriate government authorities (e.g., in HPPI Participant's cost reports) and (3) refrain from doing anything that would impede the HPPI Participant from meeting its reporting and disclosure obligations under 42 C.F.R. § 1001.952(h)(1).

14.	Insurance.

A.  Policy Requirements.  Supplier shall maintain and keep in force during the Term commercial general liability insurance that includes the products-completed operations hazard. Such insurance shall contain a minimum combined single limit of liability for bodily injury and property damage in the amount of not less than $2,000,000 per occurrence and $10,000,000 in the aggregate and shall name HPPI, the Clients and the Participants, as their interests may appear, as additional insureds. The liability limits may be satisfied through a combination of primary and excess policies including deductibles or self-insured retentions. Supplier shall provide a certificate of insurance to HPPI within thirty (30) days following HPPI's request, indicating the foregoing coverage, issued by an insurer licensed to do business in the relevant states; provided, however, that Supplier may provide an insurance certificate issued by an insurer not licensed to do business in the relevant states, provided that such insurer has an A.M. Best rating of A-7 or greater.

B.  Self-Insurance.  Notwithstanding anything to the contrary in Section A.A. above, Supplier may maintain a self-insurance program for all or any part of the foregoing liability risks, provided that such self-insurance complies with the requirements set forth in Section A.A. above.

C.  Amendments, Notices and Endorsements.  Supplier shall not amend, in any material respect that affects the interests of HPPI, the Clients, certain of Clients' subsidiaries and affiliates, or the Participants, or terminate said insurance or self-insurance program except after providing thirty (30) days' prior written notice to HPPI.. In the event that Supplier amends said liability insurance or self-insurance program in accordance with this Section A.C., Supplier shall provide HPPI with copies of all notices and endorsements as soon as practicable after Supplier receives or gives them.

15.	Release and Indemnity.

A.  In General.  SUPPLIER SHALL RELEASE, INDEMNIFY, HOLD HARMLESS, AND, IF REQUESTED, DEFEND HPPI AND THE PARTICIPANTS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, REGENTS, AGENTS, SUBSIDIARIES, AFFILIATES AND EMPLOYEES (COLLECTIVELY, THE "INDEMNITEES"), FROM AND AGAINST ANY CLAIMS, LIABILITIES, DAMAGES, ACTIONS, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES, EXPERT FEES AND COURT COSTS) OF ANY KIND OR NATURE, WHETHER AT LAW OR IN EQUITY, ARISING FROM OR CAUSED IN ANY PART BY (1) THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUPPLIER CONTAINED IN THIS AGREEMENT; (2) THE CONDITION OF ANY PRODUCT CAUSED BY THE ACTIONS OR OMISSIONS OF SUPPLIER, INCLUDING, WITHOUT LIMITATION, IMPROPER STORAGE OF ANY PRODUCT, OR ANY DEFECT IN MATERIAL, WORKMANSHIP, DESIGN OR MANUFACTURING; OR (3) THE WARNINGS AND INSTRUCTIONS ASSOCIATED WITH ANY PRODUCT. SUCH INDEMNIFICATION, HOLD HARMLESS AND RIGHT TO DEFENSE SHALL NOT BE APPLICABLE TO THE EXTENT THE CLAIM, LIABILITY, DAMAGE, ACTION, COST OR EXPENSE ARISES AS A RESULT OF AN ACT OR FAILURE TO ACT OF INDEMNITEES.

B.  Intellectual Property.  IN ADDITION, SUPPLIER REPRESENTS AND WARRANTS THAT SALE OR USE OF THE PRODUCTS SHALL NOT INFRINGE ANY UNITED STATES PATENT, COPYRIGHT OR TRADEMARK AND SHALL, AT ITS OWN EXPENSE, DEFEND EVERY SUIT WHICH SHALL BE BROUGHT AGAINST HPPI OR A PARTICIPANT FOR ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT OR TRADEMARK BY REASON OF THE SALE OR USE OF THE PRODUCTS AND SHALL PAY ALL COSTS, DAMAGES AND PROFITS RECOVERABLE IN ANY SUCH SUIT.

C.  Survival.  THIS SECTION ERROR! REFERENCE SOURCE NOT FOUND. AND THE OBLIGATIONS CONTAINED HEREIN SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT. THE REMEDIES SET FORTH IN THIS SECTION ARE IN ADDITION TO AND NOT A LIMITATION ON ANY OTHER RIGHTS OR REMEDIES THAT MAY BE AVAILABLE AGAINST SUPPLIER.

16.
Books and Records.  Supplier shall keep, maintain and preserve complete, current and accurate books, records and accounts of the transactions contemplated by this Agreement and such additional books, records and accounts as are necessary to establish and verify Supplier's compliance with this Agreement. All such books, records and accounts shall be available for inspection and audit by HPPI representatives at any time during the Term and for two (2) years thereafter, but only during reasonable business hours and upon reasonable notice. HPPI agrees that its routine audits shall not be conducted more frequently than twice in any consecutive twelve (12) month period, subject to HPPI's right to conduct special audits whenever it deems it to be necessary. The exercise by HPPI of the right to inspect and audit Supplier's books and records is without prejudice to any other or additional rights or remedies of either Party.

17.	Confidential Information.

A. Nondisclosure. Supplier agrees that, during the term of this Agreement and following the expiration or termination of this Agreement for any reason, it shall:

(1) Keep strictly confidential and hold in trust all Confidential Information, as defined in Section O.B. below, of HPPI and the Participants;

(2) Not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement, without the prior written consent of HPPI;

(3) Not disclose the Confidential Information to any third party (unless required by law) without the prior written consent of HPPI; and

(4) Not later than thirty (30) days after the expiration or earlier termination of this Agreement, return to HPPI or the Participant, as the case may be, the Confidential Information.

B.  Definition.  "Confidential Information," as used in Section 0.A. above, shall consist of the terms of this Agreement, and all information relating to the prices and usage of the Products (including all information contained in the reports produced by Supplier pursuant to Section 0 above) and all documents and other materials of HPPI and the Participants containing information relating to the programs of HPPI or the Participants of a proprietary or sensitive nature not readily available through sources in the public domain. In no event shall Supplier provide to any person any information relating to the prices it charges the Participants for Products ordered pursuant to this Agreement without HPPI's prior written consent.

C.  Remedies.  The Parties acknowledge that, in the event of a violation of any restrictions set forth in Section 0.A. above, or in the event such a violation is likely to occur, HPPI shall be entitled to preliminary and permanent injunctive relief without having to prove actual damages or immediate or irreparable harm or post a bond. Notwithstanding the foregoing, if the restrictions contained herein are judged unreasonable by any court of competent jurisdiction, the Parties agree to the reformation of such restrictions by the court to limits that may reasonably grant HPPI the maximum protection permitted by applicable law in such circumstances, and Supplier shall not assert that such restrictions should be eliminated in their entirety by such court.

D.  HIPAA.  To the extent that Supplier is or becomes subject to, directly or indirectly, the privacy and security rules promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), codified at 45 C.F.R. Parts 160 and 164, and/or other relevant administrative simplification rules promulgated pursuant to HIPAA, then Supplier shall comply with such rules and, upon HPPI's request, shall agree to amend this Agreement accordingly and/or enter into any additional agreement between or among Supplier, HPPI and/or any Participant, as appropriate.

E.  Use of Names, etc.  Supplier agrees that it shall not use in any way in its promotional, informational or marketing activities or materials (i) the names, trademarks, logos, symbols or a description of the business or activities of HPPI or any Participant without in each instance obtaining the prior written consent of the person owning the rights thereto; or (ii) the existence or the content of this Agreement without in each instance obtaining the prior written consent of HPPI.

18.	Miscellaneous.

A. Third Party Beneficiary. All Participants are intended third party beneficiaries of this Agreement.

B.  Choice of Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Texas and the Texas courts shall have jurisdiction over all matters relating to this Agreement. Notwithstanding the above, Participants are not subject to Texas law or the jurisdiction of Texas courts by virtue of this Agreement and any disputes between Participants and Suppliers will be governed by and construed in accordance with the choice of law and venue provisions set forth in any agreement between Participant and Supplier or the laws of the state of Participant's principal place of business if Participant and Supplier have no separate agreement or if choice of law and venue are not addressed in such agreement.

C.  No Assignment.  This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party; provided, however, that HPPI may assign its rights and obligations to any affiliate of HPPI. Any assignment of all or any part of this Agreement by either Party shall not relieve that Party of the responsibility for performing its obligations hereunder to the extent that such obligations are not satisfied in full by the assignee.

D. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and Participants, as well as their respective successors and assigns.

E.  Notices.  Except as otherwise expressly provided herein, all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States mail, or delivered in person to the Party to which it is to be given, at the address of such party set forth below, or to such other address as the Party shall have furnished in writing in accordance with the provisions of this Section:

If to Supplier:

[Insert Address]

If to HPPI:

HPPI, LLC
Attn: General Counsel
125 East John Carpenter Freeway
Irving, TX 75062-2324

With a copy to:
Attn: Mark Talbert
340B Prime Vendor Program
125 E. John Carpenter Freeway
Irving, TX 75062

F.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, in the event that any provision of this Agreement becomes prohibited or invalid under applicable law, or is otherwise held unenforceable, then such provision, upon the mutual agreement of the Parties, shall be modified to reflect the Parties' intent, consistent with applicable law. The Parties shall work together in good faith in an effort to agree on an appropriate modification within a commercially reasonable period of time. Absent such agreement, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

G.  Independent Contractors.  It is expressly understood and agreed that HPPI and Supplier shall at all times be independent contractors of one another. It is expressly understood and agreed by the Parties that nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or like relationship between the Parties with respect to the subject matter hereof. In no event shall either Party be liable for the debts or obligations of the other Party.

H.  Entire Agreement.  This Agreement, together with the exhibits listed below, shall constitute the entire agreement between HPPI and Supplier. In the event of any inconsistency between this Agreement and any one or more of the exhibits hereto, the terms of this Agreement shall control. No other terms and conditions in any document, acceptance, or acknowledgment shall be effective or binding unless expressly agreed to in writing. The following exhibits are incorporated by reference in this Agreement:

Exhibit A Product and Service Description and Pricing

Exhibit B Non-Price Specifications

Exhibit C Supplier Return Policy

Exhibit D Form of Net Sales Report

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

HPPI	[SUPPLIER]

By: /s/ Russell Hall	By: /s/ Charles Strongo

Name: Russell Hall	Name: Charles Strongo

Title: VP, Operations	Title: CEO/President

Date: 1/29/07	Date: 1/3/07

EXHIBIT A

PRODUCT AND SERVICE DESCRIPTION AND PRICING

[Final listing of products and/or services and prices covered by the Agreement]

EXHIBIT B

NON-PRICE SPECIFICATIONS

AGREEMENT TERM:

Effective Date:    February 15, 2007

End Date:                    February 28, 2010

RENEWAL OPTIONS: Two additional one year renewal Terms

FEES:

Agreed Percentage: 3% of Net Purchases

EXHIBIT C

SUPPLIER'S RETURN POLICY

FORM OF NET SALES REPORT
EXHIBIT D

Contract Compliance & Research
Susan Thomsen
Manager, Contract Administration	SEND REPORTS TO:
972-581-5162	novslsrptHPPIco.com

Contract ID	Month	Hospital LIC	Hospital Name	Street Address	City	State	Sales	Revenue Rate	Revenue
MS20050	Jun-03	JKIU	ABC Hospital	125 State Street	Dallas	TX	10,000.00	0.03	300
MS20050	Jun-03	LOIOP	DEF Hospital	10250 James Street	Abilene	TX	5,000.00	0.03	150
						Totals:	15,000.00		450

Administrative fee checks must be made payable to HPPI, LLC and sent to:

If sent by First Class Mail:	If sent via courier (FedEx, UPS, Messenger)

HPPI, LLC	The Northern Trust Company
75 Remittance Drive., Suite 1420	350 North Orleans Street
Chicago, IL 60675-1420	Receipt & Dispatch 8th Floor
Chicago, IL 60654

Attn: HPPI, LLC, Lockbox Number 1420
Telephone No. 312-444-3576

Questions on payments:
Jeff Betts
972-830-7865

FDA 510K APPROVAL LIST FOR PROFESSIONAL USE
Description	510K No.
Pregnancy Dipstick Test	K961099
Pregnancy Cassette Test	K912316
Pregnancy Wand Test	K963341
Ovulation Cassette	K951538
Ovulation Wand Test	K012252
Menopause Cassette	K043599
Menopause Wand Test	K030058
Cholesterol Card Test	K905405
Glucose Cassette Fasting Test	K943503
Strep A Swab Cassette Test	K031784
H-pylori Cassette Test	K024350
Mononucleosis Cassette Test	K042272
Drugs of Abuse 6 Panel Dipstick	K050050
Drugs of Abuse 10 Panel Dipstick	K041685
Colon Screening Tissue Test	K860028
Fecal Occult Blood Cassette Test	K041202

FDA 510K APPROVAL LIST FOR OVER-THE-COUNTER (OTC) USE
Description	510K No.
OTC Pregnancy 1 Test Kit - Wand	K963341
OTC Pregnancy 2 Test Kit - Wand	K963341
OTC Ovulation 5 Test Kit - Wand	K983113
OTC Menopause 2 Test Kit - Wand	K030058
OTC Colorectal 1 Test Kit - Tissue	K860028
OTC Glucose 2 Test Kit - Card	K943503
OTC Cholesterol 1 Test Kit - Cassette	K905405
OTC Urinary Tract Infection 3 T/Kit - Dipstick	K990873
OTC Blood Alcohol 3 Test Kit - Dipstick	Not Applicable
OTC Breast Self-Exam Kit - Pad	Not Applicable
OTC DNA Paternity Test Kit - Swab	Not Applicable